EXHIBIT 10.1
June 7, 2023

Mr. David Benjamin
50 Central Island Street, Apartment #440
Daniel Island, SC 29492

David,

We are all excited as you begin your next chapter at Blackbaud, which includes you and your spouse relocating to the US!

Below you will find the details of the relocation package we discussed last year as a condition of your continued employment in the role of Executive Vice President and Chief Commercial Officer.

Relocation Package

1.    Blackbaud will pay you a Relocation Payment in the amount of $400,000 USD net to cover expenses associated with your relocation from the UK to the US, including but not limited to the movement of household goods, travel, food, rental cars, and/or hotel expenses. Blackbaud will pay local US state and federal taxes. If you accept this offer by signing below, the Relocation Payment will be included in your June 15, 2023, paycheck.

2.    Blackbaud will sponsor and pay fees necessary to obtain permanent resident cards for you and your spouse.

3.    Blackbaud will pay the cost of preparing your income tax filings in the UK and US for tax years 2023, 2024, and 2025.

4.    Blackbaud will provide you with lodging in the corporate apartment for up to six months from April 1, 2023. Your continued use of the apartment after that period will be subject to the company’s approval on a month-by-month basis.

Conditions

In exchange for receiving the Relocation Package, you agree to the following conditions:

●    The Relocation Package is conditioned on your continued employment with Blackbaud for a period of three years from June 1, 2023.

●    Provided you remain continuously employed by Blackbaud during the three-year period, you will not be obligated to repay the $400,000 Relocation Payment or amounts paid by Blackbaud to obtain permanent resident cards.

●    If, prior to the expiration of the three-year period, you resign or Blackbaud terminates your employment because of a violation of your Employee Agreement, you will repay Blackbaud as follows:

•    Full repayment of the Relocation Payment including taxes if you resign or are terminated before the first anniversary of this letter or

•    Repayment of two-thirds of the Relocation Payment including taxes if you resign or are terminated after the first anniversary and before the second anniversary of this letter or

•    Repayment of one-third of the Relocation Payment including taxes if you resign or are terminated after the second and before the third anniversary of this letter and

•    Reimbursement for legal and filing fees Blackbaud incurred in relation to obtaining permanent resident cards for you and your spouse, excluding any attorneys’ fees that are not recoverable under applicable law.

●    You authorize Blackbaud to deduct such repayment from any amounts due to you at the time of your resignation or termination. If amounts due to you are insufficient to satisfy such repayment, you will repay Blackbaud within thirty (30) days of the date of your resignation or termination, unless you and Blackbaud agree in writing on a repayment plan.

We look forward to your continued success at Blackbaud! Welcome to Charleston!

Best,

/S/ Maggie Driscoll
Maggie Driscoll
Chief People and Culture Officer

Cc:    Mike Gianoni, President, and CEO
Jon Olson, Senior Vice President, and General Counsel
Chad Anderson, Chief Accounting Officer

Acceptance:

In consideration for the payment and other benefits identified in this letter, I agree to the foregoing terms and conditions.

/S/ David Benjamin
David Benjamin, Executive Vice President, and Chief Commercial Officer
Jun 8, 2023
Date